Exhibit 99.1

America Service Group Inc. Subsidiary Selected for Contract
Negotiations on NYC Department of Health and Mental Hygiene Healthcare
Contract

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--May 25, 2004--America Service Group Inc. (NASDAQ:ASGR) announced today that its operating subsidiary Prison Health Services, Inc. (PHS) has been notified by the New York City (NYC) Department of Health and Mental Hygiene of its recommendation for award to PHS of the contract to provide comprehensive medical, mental health, dental and ancillary services to inmates in the custody of the New York City Department of Correction.
    The award is contingent upon final contract negotiations, determination of responsibility and all oversight approvals. PHS has held the current contract to provide these services since January 1, 2001. Annual revenues from the current contract were approximately $88 million in 2003.
    America Service Group Inc., based in Brentwood, Tennessee, is the leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

    This press release may contain "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risk and uncertainty that actual results may differ materially from those projected in the forward-looking statements including, without limitation, risks related to the following: the Company's ability to retain existing client contracts and obtain new contracts; whether or not government agencies continue to privatize correctional healthcare services; increased competition for new contracts and renewals of existing contracts; the Company's ability to execute its expansion strategies; the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage; and the Company's dependence on key personnel. A discussion of these important factors and assumptions regarding the statements and risks involved is contained in the Company's annual report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.

    CONTACT: America Service Group Inc., Brentwood
             Michael Catalano or Michael W. Taylor, 615-373-3100